Exhibit 10.4
           Microsoft Word 10.0.6612;[GRAPHIC OMITTED][GRAPHIC OMITTED] 2299East Main Street o Suite 11 o Ventura / California o 93001
                 Telephone: (805) 653-5264, Fax: (805) 643-4386
                   E-mail: director@internationallicensing.com


                                                                  July 16, 2005
Mr. Peter Toscano, Chairman
International Power Group, Ltd
6 Glory Lane
Sussex, New Jersey 07461



                              Letter of Engagement

Dear Mr. Toscano:


This letter confirms the engagement, effective July 16, 2005 of Fran Tech International Licensing, Inc ("FTIL"), with offices listed above, and International Power Group, Ltd. (hereinafter, the "IPWG"), With offices listed above, the "party", their assigns, or successors of interest, and sets forth, with annexed appendices "A" and "B", the terms and conditions of such engagement and our mutual agreement with respect to the marketing and contacting of International Power Group, Ltd Waste-to-Energy ("WTE") modules/plants that uses Naanovo Energy Inc., contracted technology for locations in main land China, India and Africa (the "Project sights") as follows:

FTIL agrees, subject to the terms and conditions hereof, to provide IPWG with the services described in Appendix "A" hereto, which provisions are incorporated herein by reference, (the "Services") at the direction of IPWG. All communications from IPWG concerning this matter shall be made on behalf of IPWG in a privileged and confidential manner in keeping with the purpose of this engagement. IPWG agrees to pay FTIL the fees and other compensation outlined in Appendix "B" hereto, which provisions are incorporated herein by reference. In the event IPWG requests any other services, the terms of such an engagement must be subject to a further mutual written agreement between the parties.

In connection with its retention hereunder, FTIL has executed the Appendix "C" hereto, which sets forth it confidentiality obligations. In addition, all confidential or proprietary information which FTIL supplies to the IPWG in connection with this engagement will be treated confidentially by the IPWG, except as required by applicable law, court, administrative order or the equivalent.

FTIL is entitled to rely upon, and is entitled to assume, the accuracy, validity and completeness of all information and data disclosed or supplied by IPWG or its employees and its representatives. FTIL will make no independent effort to confirm the accuracy, validity, or completeness of any such information or data. FTIL will not, nor is FTIL under any obligation to, update any such information or data.

FTIL is not being requested to perform an audit, review or approve the compilation of financial statements, nor to apply generally accepted legal, accounting or auditing standards or procedures. FTIL's work will be performed on a "best efforts" basis, that is, that the circumstances of the FTIL's engagement will necessarily cause its advice and/or reports to be limited in various respects based upon, among other matters, the extent of sufficient and available data. Any such limitations shall be noted.

Each party shall defend, indemnify, and hold harmless the other party and its affiliates, principals, officers, directors, representatives, employees and agents (each individually as an "indemnitee" and collectively the "indemnitees") from any and all loss, liability, claim, damage, cost and expense, including reasonable attorney's fees, suffered or incurred by any indemnitee arising from any claim by a third party (i.e., other than one of the parties hereto) relating to the indemnitee's performance of this engagement, arising as a result of this engagement and/or services provided to or for that party except to the extent such loss, liability, claim, damage, cost, or expense is the direct result of the indemnitee's negligence or deliberate and willful misconduct. The provisions of this paragraph shall survive the termination or expiration of this agreement and/or any engagement by or on behalf of IPWG.

Each of the parties agrees for itself and any assignee that it will not directly or indirectly make any contact with, deal with or otherwise be involved in any transactions with, and will keep confidential any and all lending, banking and insurance institutions, trusts, investors, corporations, companies or individuals, lenders or IPWGs, buyers or sellers and any other entities introduced by the other party, for a period of five (5) years from the date of this Agreement, or five (5) years from the end of any financing, whichever is later and such entities and the information pertaining to them is deemed to be the valuable property of the introducing party. It shall be deemed presumptive that such introduction was made by FTIL in any business transaction where the entity which was introduced by FTIL enters into any contract or agreement or business, agency, brokerage, representative or any other relationship with IPWG directly or indirectly and FTIL shall receive a fee equivalent to that set by this Agreement in any such other transaction. Each party acts in a fiduciary capacity with respect to the other party described in this agreement, and the introduced party shall, at all times make full disclosure to the other party of business dealings between it and any introduced entity. The provisions of this paragraph shall survive the termination or expiration of this agreement and/or any engagement by or on behalf of IPWG. The IPWG shall notify any future broker or lender as to where it received prior funding. This permission will obviate any possibility of an improper circumvention by the IPWG.


Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including any application for injunctive relief, shall be submitted for and settled by arbitration before the American Arbitration Association (hereinafter, "AAA"), New York, New York, under the Commercial Arbitration Rules of the AAA, and judgment upon the award rendered in arbitration may be entered in any court having jurisdiction thereof; and no jurisdiction shall exist in any other court, tribunal, forum or agency except to confirm any award as a judgment.


Nothing in this Letter of Engagement shall obligate IPWG to enter into an agreement with any third party introduced to IPWG for any reason whatsoever. However, for a period of five (5) years from the date of this Agreement, or five
(5) years from the end of any association, whichever is later, this agreement is not cancelable and is deemed in full force and effect upon IPWG's acceptance of an offer that FTIL has caused to occur through FTIL's introduction or presentation, which offer can be accepted only by IPWG and only in writing.


Each of the parties represents to the other that it is a corporation or corporations in good standing, or a limited liability company and has the power to enter into this agreement by the signatory and is not in conflict with any other agreement or decree of any court, tribunal or arbitrator.

This agreement supercedes any prior written or oral agreement between the parties as to its subject matter, and may be modified only in writing signed by the parties.


This agreement shall be deemed valid and binding when each page has been signed or initialed by the parties and faxed copies of the signed agreement have been received by both parties. IPWG shall forward one original signed agreement to FTIL immediately by overnight delivery service, for next business day delivery. THIS OFFER SHALL EXPIRE Monday, July 25, 2005, AT 5:00 PM Eastern Standard Time, IF NOT ACCEPTED BY SUCH DATE AND TIME.


         Very truly yours,

         Fran Tech International Licensing, Inc

          By:     _______________________________
                                Phil Nadeau, Chairman



         AGREED AND ACCEPTED BY

              International Power Group, Ltd.

               By:       ________________________________
                            Peter Toscano, President  Date
:
                                  Appendix "A"

                                SCOPE OF SERVICES




FTIL is hereby engaged by IPWG as follows:

1. To provide, introduce and/or supply, qualified clients that are prepared to have a minimum of twelve modules (12) placed at a location and will supply enough refuse under a long term contract with tipping fees attached that can support the investment to be made by an introduction of FTIL or IPWG direct. Global locations that encompass this contract are Main Land China, India, and the continent of Africa. In all instances it is understood that said location to be contracted will have an ample supply of water, whether, seawater or other non drinkable water and access to the power grid within three miles to the site.

2. To aid, and/or act, as IPWG's agent in the acquisition of said collateral. (Long tern waste contracts)

3. To aid in directing the IPWG in the collection of all necessary information required by the country of origin(s) and/or investors for a positive determination to be made.

4. To aid in the acquiring of construction financing if necessary in the sum not to exceed thirty five million dollars ($35,000,000.00) per module



The services described in Appendix "A" are severable and FTIL shall receive its fee as described in Appendix "B" on any or all of the services.



This Appendix "A" is annexed to certain Letter of Engagement dated July 16, 2005 between FTIL as one party and the IPWG as the other party and is deemed an integral part of said Letter of Engagement.

                          BALANCE OF THIS PAGE IS BLANK

                                  Appendix "B"

                              FEES AND COMPENSATION






The fee payable to FTIL from IPWG for five years after completed construction of the contracted facilities shall be as follows:

(1) Fees in the form of ownership and the net income stream of such ownership of a specific site location are as follows:

o        Client identification and signing of acceptable contract by IPWG - 1%
o Supplying all necessary permits either directly or indirectly through FTIL sources acceptable to IPWG 1%.
o Tipping fee contracts that can be wrapped as an income guarantee by an investment grade insurance carrier will support the expenditure to be made for the construction of a specific site acceptable to IPWG. - 1%

o Financing for said project in the form of construction financing that turns into project financing not to exceed 120months or the length of the tipping fees that support the capital outlay acceptable to IPWG. 1%
o Power purchase agreement for the sale of the electricity. Contract can be for one year but must have a minimum of five automatic rollovers acceptable to IPWG. - 1%

          All fees due and payable will be paid to FTIL on a quarterly base. It is to be understood that independent audit of the contract site will be done on an annual base. FTIL will be supplied with a copy said audit in a timely manner.

(3) The definition of "Net income stream" is to be assumed to mean, income after all debt and operating expenses.

(4) It shall be understood that IPWG has contact sources within the identified contracted areas. Because of this FTIL shall register any and all contacts considering an association with IPWG. Registration of contacts will be accepted via-mail and be acknowledged the same way.



Expenses of FTIL shall be the sole responsibility of FTIL.

Any expenses incurred by the IPWG with respect to insurance guarantees needed to wrap any contract will be the total responsibility of the IPWG and paid for out of construction financing or income stream.

This Appendix "B" is annexed to a certain Letter of Engagement dated July 16, 2005, between FTIL as one party and the IPWG as the other party and is deemed an integral part of said Letter of Engagement.

                          BALANCE OF THIS PAGE IS BLANK

                                   Appendix C

                         International Power Group, Ltd.

                                                               July 16, 2005
Fran Tech International Licensing, Inc
2299East Main Street
 Suite 11
 Ventura / California  93001


Dear Sirs:

         In connection with your engagement with International Power Group, Ltd. (the "Company"), you have requested that the Company furnish you with certain confidential information respecting the Company's business, operations and financial condition. All of such information shall be referred to as the "Information".

         In order to reflect our understanding concerning the terms on which we are willing to release the Information to you and your officers, directors, partners, employees, agents, (collectively, "Representatives"), you and we hereby agree as follows:

         1. You hereby acknowledge that the Company is a publicly held concern and is required to make publicly available any data or financial information regarding its affairs. In consequence thereof, you hereby acknowledge that the Information will be received and maintained by you and your Representatives in the strictest of confidence for use only in the connection with your engagement by the Company and will not at any time be used by you in your business or operations, or be disclosed by you or your Representatives (directly or indirectly, in whole or in part) to any other person or party without obtaining the Company's prior written permission. In particular, without the Company's prior written consent, you will not disclose any Information to any person or entity outside your company or to any person within your company except those Representatives who may reasonably require access to such Information for the functions related to the engagement. All Representatives to whom the Information is permitted to be disclosed by the Company shall be advised of the confidentiality of the Information, instructed by you not to disclose such Information, and be required to sign a counterpart hereof or a document acknowledging their agreement to comply with the restrictions contained herein. You shall be responsible for any misuse or disclosure of the Information in violation hereof. Any copies of documentation that are made by you or your Representatives will be marked and treated by you and your Representatives as confidential documents belonging to the Company which are not to be copied or used except in accordance herewith.

         2. Upon the Company's request, at any time, you will promptly return to the Company all Information received by you and your Representatives and no copies thereof or notes, memoranda, computer software, contracts or other documents prepared by you therefrom (in whole or in part) shall be retained by you or any of your Representatives, unless the Company expressly agrees in writing otherwise (all such notes, memoranda, computer software, contracts or other documents not returned to the Company shall be destroyed). All Information and all copies thereof (in any medium) in your possession shall remain at all times the property of the Company.

         3. Neither you nor any of your Representatives to whom the Information is disclosed shall have any obligation to the Company with respect to any part of the Information which (a) was in your possession or that of your Representatives at the time of such disclosure by the Company, (b) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company; or (c) was already known to the general public or subsequently became known to the general public through no fault or omission on your, or your Representative's, part.

         4. You shall use all reasonable precautions to protect and safeguard the Information. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documentation, subpoena or similar processes) by a court of competent jurisdiction or by a governmental agency to disclose any of the Information, it is agreed that you will (a) promptly notify the Company of the existence, terms and circumstances surrounding any such request and cooperate with the Company so that the Company may, in addition to any other rights or remedies it may have, seek an appropriate protective order and/or waive compliance by you with the provisions hereof; and (b) consult with the Company on the advisability of taking steps to resist or narrow the request. If, in the absence of a protective order or the receipt of a waiver hereunder, you are nonetheless, in the opinion of your legal counsel, legally required to disclose the Information, you shall furnish only that portion of the Information as you are advised by your legal counsel is legally required to be disclosed in order to prevent you from being held liable for contempt or other censure or penalty.

         5. You shall indemnify and hold the Company harmless as well as its officers, directors, shareholders, partners, employees, agents, attorneys, accountants, consultants, bankers, financial advisors and each of their respective successors and assigns from and against any and all loss, claim, damage, cost, expense, liability, suit or cause of action of any nature whatsoever, including, without limitation, all costs or defenses thereof, including reasonable attorneys' fees, in any way caused by or arising from a breach by you or any of your Representatives of any of the obligations hereunder. In addition to the foregoing indemnification, the Company shall be entitled to pursue any other remedy available to it at law or in equity and, without limiting the non-exclusivity of the remedies available to the Company, the Company and you expressly acknowledge and agree that the Company shall be entitled to enforce your obligation of confidentiality and non-disclosure of all Information through injunctive relief and that the use of such injunctive relief is an appropriate remedy hereunder. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         6. Your obligations hereunder shall not expire or terminate by reason of the discontinuance of your engagement. This letter agreement shall be binding upon all of your designees or transferees and successors in interest and shall be governed by the laws of the State of New York (without regard to the principles of conflicts of laws).

         7. The provisions hereof shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable and the remaining provisions shall remain enforceable to the fullest extent permitted by law. This agreement may be waived, amended or modified only by an instrument in writing signed by the party against which such waiver, amendment or modification is to be enforced and such written instrument shall set forth specifically the provisions hereof that are to be so waived, amended or modified.

         Please indicate acceptance of this confidentiality agreement by signing and dating in the space indicated below.

                                               Very truly yours,


                                               International Power Group, Ltd.

                                               By:
                                               Name:  Peter Toscano
                                               Title:    President

Accepted and Agreed to this
16th day of July 2005:

Fran Tech International Licensing, Inc

By:
     Name:
     Title: